Exhibit 2.1

Execution Copy

FIRST AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER

THIS FIRST AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER is made as of January 24, 2024 (this “Amendment”) by and among Battalion Oil Corporation, a Delaware corporation (the “Company”), Fury Resources, Inc., a Delaware corporation (“Parent”), and San Jacinto Merger Sub, Inc., a Delaware corporation (“Merger Sub”).

WHEREAS, the Company, Parent and Merger Sub are parties to that certain Agreement and Plan of Merger, dated as of December 14, 2023 (the “Agreement”); and

WHEREAS, the Company, Parent and Merger Sub desire to amend certain terms of the Agreement to the extent provided herein.

NOW, THEREFORE, in consideration of foregoing and the mutual covenants and agreements contained herein, the parties, intending to be legally bound, agree as follows:

1.Amendments.
a.Amendments to Section 1.1
1.Definition of “Closing Failure Fee”. The definition of “Closing Failure Fee” in Section 1.1 of the Agreement is hereby deleted and replaced in its entirety with the following language:

“Closing Failure Fee” means an amount equal to the Initial Deposit Escrow Amount; provided, however, that if this Agreement is terminated for any reason (other than a termination pursuant to Section 8.1(d)(vi)) at any time after 5:00 p.m. Central Time on February 5, 2024, then the “Closing Failure Fee” shall mean an amount equal to the Initial Deposit Escrow Amount plus the Subsequent Deposit Escrow Amount.

2.Definition of “Initial Escrow Deposit Amount”. The following definition of “Initial Escrow Deposit Amount” shall be inserted in Section 1.1 of the Agreement below the definition of “Hydrocarbons” and above the definition of “Insider Stockholders”:

“Initial Escrow Deposit Amount” has the meaning set forth in Section 8.4(a).

3.Definition of “Subsequent Escrow Deposit Amount”. The following definition of “Subsequent Escrow Deposit Amount” shall be inserted in Section 1.1 of the Agreement below the definition of “Specified Development Obligations” and above the definition of “Subsidiary”:

“Subsequent Escrow Deposit Amount” has the meaning set forth in Section 8.4(a).

b.Amendment to Section 8.1(b).   The reference to “April 12, 2024” in Section 8.1(b) of the Agreement is hereby amended to be “June 12, 2024”.

c. Amendment to Section 8.1(d)(vi).   The reference to “January 23, 2024” in Section 8.1(d)(vi) of the Agreement is hereby amended to be “February 5, 2024”.
d.Amendment to Section 8.3(a).   In Section 8.3(a) of the Agreement, the language “Section 8.4” shall be inserted after “Section 8.2,” and before “and Article IX”.
e.Amendment to Section 8.3(b)(iv).   Section 8.3(b)(iv) of the Agreement is hereby deleted and replaced in its entirety with the following language:

this Agreement is terminated (A) for any reason pursuant to Section 8.1 (including Section 8.1(d)(vi)), then the Company shall retain the Initial Escrow Deposit Amount (it being understood that such retention shall be deemed to be a payment by Parent to the Company of the Closing Failure Fee in an amount equal to the Initial Escrow Deposit Amount), or (B) (1) by the Company pursuant to Section 8.1(d)(i), Section 8.1(d)(iii), Section 8.1(d)(iv) or Section 8.1(d)(v) or (2) by either Parent or the Company pursuant to Section 8.1(b) under circumstances where the Company would have been entitled to terminate this Agreement pursuant to Section 8.1(d)(i), Section 8.1(d)(iii), Section 8.1(d)(iv) or Section 8.1(d)(v), and in the case of the foregoing clauses (1) and (2), such termination takes place after 5:00 p.m. Central Time on February 5, 2024, then the Company shall retain the Initial Escrow Deposit Amount as contemplated by the immediately preceding clause (A) (it being understood that such retention shall be deemed to be a partial payment by Parent to the Company of the Closing Failure Fee in an amount equal to the Initial Escrow Deposit Amount) and Parent shall pay to the Company the remainder of the Closing Failure Fee in accordance with Section 8.4(b)(iii).

f.Amendment to Section 8.4(a).   Section 8.4(a) of the Agreement is hereby deleted and replaced in its entirety with the following language:

Concurrently with the execution and delivery of this Agreement, Parent and the Company have entered into an escrow agreement, in the form attached hereto as Exhibit F (th  “Escrow Agreement”), with Wilmington Trust, National Association, as escrow agent (the “Escrow Agent”), pursuant to which, among other things, Parent shall (i) concurrently with the execution and delivery of this Agreement, deposit an amount in cash equal to $10,000,000 (the “Initial Escrow Deposit Amount”) into a segregated escrow account established by the Escrow Agent (the “Escrow Account”) and (ii) subsequent to the execution and delivery of this Agreement but in any event no later than 5:00 p.m. Central Time on February 5, 2024, deposit an amount in cash equal to $15,000,000 (the “Subsequent Escrow Deposit Amount”) into the Escrow Account (the deposit of the Subsequent Escrow Deposit Amount into the Escrow Account, the “Full Escrow Funding”) for the purpose of funding Parent’s obligations under this Agreement, including Section 8.3(b)(iv).

g.Amendment to Section 8.4(b).   Section 8.4(b) of the Agreement is hereby deleted and replaced in its entirety with the following language:

(b)Distributions of funds contained in the Escrow Account (the “Escrow Funds”) shall occur as follows:

(i)concurrently with the execution and delivery of this Amendment, Parent and the Company shall deliver joint written instructions to the Escrow Agent in the form attached hereto as Annex I instructing the Escrow Agent to distribute from the Escrow Account an amount in cash equal to $9,999,999.99, by wire transfer of immediately available funds to the account(s) designated in such instructions, to the Company (for the avoidance of doubt, Parent and the Company agree that the amounts distributed to the Company pursuant to this Section 8.4(b)(i) shall be retained by the Company and are not refundable or otherwise under an obligation to be returned to Parent, any Financing Sources or any of their respective Affiliates under any circumstances or in any respect);

(ii)if the Effective Time occurs and the transactions contemplated hereby are consummated in accordance with the terms hereof, Parent and the Company shall deliver join written instructions to the Escrow Agent instructing the Escrow Agent to distribute from the Escrow Account all of the Escrow Funds, by wire transfer of immediately available funds to the account(s) designated in such instructions, to the Paying Agent for the inclusion of such Escrow Funds in the Payment Fund (and, for the avoidance of doubt, the Escrow Funds will be deemed to be a part of the Payment Fund upon receipt by the Paying Agent);

(iii)if this Agreement is terminated in accordance with the terms hereof and the Company is entitled to receive the Closing Failure Fee in accordance with Section 8.3(b)(iv)(B), then the Company and Parent shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to distribute from the Escrow Account all of the Escrow Funds, by wire transfer of immediately available funds to the account(s) designated in such instructions, to the Company in satisfaction of Parent’s obligations under Section 8.3(b)(iv)(B); and

(iv)if this Agreement is terminated in accordance with the terms hereof and the Company is not entitled to receive the Closing Failure Fee in accordance with Section 8.3(b)(iv)(B), then the Company and Parent shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to distribute from the Escrow Account all of the Escrow Funds, by wire transfer of immediately available funds to the account(s) designated in such instructions, to Parent (or its designee).

2.Other Terms.
a.Interpretation; Effectiveness.   The Agreement shall not be amended or otherwise modified by this Amendment except as set forth in Section 1 of this Amendment. The provisions of the Agreement that have not been amended hereby shall be unchanged and shall remain in full force and effect. The provisions of the Agreement amended hereby shall remain in full force and effect as amended hereby. The amendments set forth in herein shall be effective immediately on the date hereof.
b.Reference to the Agreement.   On and after the date hereof, each reference in the Agreement to “this Agreement,” “hereof,” “herein,” “herewith,” “hereunder” and words of similar import shall, unless otherwise expressly stated, be construed to refer to the Agreement as amended by this Amendment. No reference to this Amendment need be made in any instrument or document at any time referring to the Agreement and a reference to the Agreement in any such instrument or document shall, unless otherwise expressly stated, be deemed to be a reference to the Agreement as amended by this Amendment.
c.Miscellaneous. The provisions of Sections 9.4 (Counterparts), 9.5 (Interpretation), 9.7 (Governing Law and Venue; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury), 9.9 (Entire Understanding), 9.12 (Severability) and 9.13 (Construction) of the Agreement are incorporated herein by reference and form part of this Amendment as if set forth herein, mutatis mutandis.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date first above written.

BATTALION OIL CORPORATION

By:/s/ Matthew Steele

Name:Matthew Steele
Title:Chief Executive Officer

[Signature page to Amendment to Agreement and Plan of Merger]

FURY RESOURCES, INC.

By:/s/ Ariella Fuchs

Name:Ariella Fuchs
Title:President and General Counsel

SAN JACINTO MERGER SUB, INC.

By:/s/ Ariella Fuchs

Name:Ariella Fuchs
Title:President and General Counsel

[Signature page to Amendment to Agreement and Plan of Merger]

ANNEX I

Joint Instructions

See attached.

JOINT RELEASE INSTRUCTION

January 24, 2024

VIA ELECTRONIC MAIL

Wilmington Trust, National Association

50 South 6th Street, Suite 1290

Minneapolis, MN 55402

Attn: Lance Schonert

Telephone No.: (612) 217-5681

Email: LSchonert@wilmingtontrust.com

Re:Written Instructions to Release Escrow Funds

Dear Mr. Schonert:

Reference is made hereby to that certain Escrow Agreement, dated as of December 14, 2023 (the “Escrow Agreement”), by and among Fury Resources, Inc. (“Parent”), Battalion Oil Corporation (the “Company”) and Wilmington Trust, National Association, a national association, as escrow agent (the “Escrow Agent”). All capitalized terms used but not defined in this letter have the meanings given to them in the Escrow Agreement.

Pursuant to Section 1.2 of the Escrow Agreement, the Company and Parent hereby instruct Escrow Agent to disburse $9,999,999.99 from the Escrow Property in the Termination Fee Escrow Account to the Company by wire transfer of immediately available funds to the account, and using the wire instructions, set forth below:

Bank Name: [****]

ABA No.: [****]

Account Name: [****]

Account No.: [****]

For the avoidance of doubt, (a) this letter is executed and delivered to the Escrow Agent jointly by Parent and the Company and is expressly intended to serve as Joint Instructions to the Escrow Agent contemplated by Section 1.2 of the Escrow Agreement and (b) since Escrow Property will remain in the Termination Fee Escrow Account after giving effect to the disbursement contemplated above, the Escrow Agreement remains in full force and effect and has not terminated automatically pursuant to Section 3.3 of the Escrow Agreement.

This letter may be executed in two or more counterparts and delivered by .PDF or electronic mail, each of which will be deemed an original but all of which will constitute but one instrument.

[Signature page follows]

Sincerely,

BATTALION OIL CORPORATION

By: /s/ Matthew Steele

Name:Matthew Steele

Title:Chief Executive Officer

FURY RESOURCES, INC.

By: /s/ Ariella Fuchs

Name:Ariella Fuchs

Title:President and General Counsel